AMENDMENT #3
TO THE
FPL  GROUP, INC.
SUPPLEMENTAL  EXECUTIVE  RETIREMENT  PLAN

	In accordance with Subsection 5.01(a) of the FPL Group, Inc. Supplemental Executive Retirement Plan, as amended and restated effective April 1, 1997, and as subsequently amended by Amendments #1 and #2 (the "Plan"), the Compensation Committee of the Board of Directors of FPL Group, Inc. (the "Committee") hereby further amends the Plan as follows:

First:		Section 1.13 of the Plan is revised to read as follows:

	1.13	"Employer" shall mean Group and any of its subsidiaries or
affiliates listed in Appendix A. To be eligible to listed in Appendix A, a subsidiary or affiliate must be a member of the controlled group of corporations (within the meaning of Section 414(b) of the Code) or a member of a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) that includes Group and must be determined to be eligible to participate in the Plan by a Corporate Officer
(as defined in Subsection 5.01(a)). Any subsidiary or affiliate that is or becomes eligible to adopt the Plan and become an Employer listed in Appendix A may, with the approval of a Corporate Officer, adopt this Plan and become an Employer listed in Appendix A. The date on which such eligible subsidiary or affiliate may become an Employer in the Plan shall be determined by a Corporate
Officer.

Each Employer, other than Group, shall furnish to Group the information with respect to each of its Participants necessary to enable Group to maintain records sufficient to determine the benefits (and the compensation sources of such benefits) which may become payable to or with respect to such Participants and to give those Participants any reports which may be required under the terms of the Plan or by law.

Group shall establish and maintain separate accounts for each Employer listed on Appendix A and their respective
Participants. Such separate accounting is intended to comply with Section 404(a)(5) of the Code and Section
1.404(a)-12 of the Treasury Regulations (which provide that an Employer can deduct the amounts contributed to a nonqualified plan in the taxable year in which an amount attributable to the contribution is includable in the gross income of employees participating in the Plan, but, in the case of a Plan in which more than one employee participates only if separate accounts are maintained for each employee).

See Section 4.05 for the responsibility of each Employer to pay benefits provided under the Plan to their respective employees and their allocable share of administrative expenses and Section 5.04 for the ability of each Employer to separately withdraw from participation in the Plan.

Second:	The changes set forth in this Amendment #3 shall be effective as of January 1, 1999.

Third:		In all other respects, the Plan shall remain unchanged by
this Amendment #3.

	IN WITNESS WHEREOF, the Compensation Committee of the Board of Directors has caused this amendment to be signed by its duly authorized officer and its corporate seal to be hereunto affixed as of this 10th day of May, 1999.

FPL  GROUP,  INC.

By: LARRY KELLEHER

Title: Sr. V.P.


APPENDIX A



List of Participating Employers

1. Florida Power and Light Company

2. FPL Energy, Inc.